Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 1 on Form S-8 to Form F-4 Registration Statement) pertaining to the Coca-Cola Enterprises, Inc. 2010 Incentive Award Plan and the Coca-Cola Enterprises, Inc. Legacy Long-Term Incentive Plan (both assumed by Coca-Cola European Partners plc) of our reports dated February 11, 2016, with respect to the consolidated financial statements of Coca-Cola Enterprises, Inc. and the effectiveness of internal control over financial reporting of Coca-Cola Enterprises, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

June 1, 2016